Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Ra Medical Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(c)	14,997,154 (1)	$1.42 (2)	$21,295,958.68 (2)	.0001102	$2,346.81
	Total Offering Amounts				$21,295,958.68	.0001102	$2,346.81
	Total Fee Offsets						----
	Net Fee Due						$2,346.81

(1) The amount registered consists of up to 14,997,154 shares of common stock, par value $0.0001 per share, including 4,501,060 Shares issuable upon conversion of Series A Convertible Preferred Stock, 4,999,093 Shares issuable upon exercise of Series F Common Stock Purchase Warrants, and 4,999,093 Shares issuable upon exercise of Series G Common Stock Purchase Warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the total registration fee on the basis of $1.42  per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the NYSE American on March 23, 2023.